Exhibit 99.1

News Release

International Game Technology Reports 2011 Third Quarter Results

Third Quarter Highlights (compared to last year’s third quarter)
•	Total revenues increased 3% to $489 million
•	Adjusted income from continuing operations per share increased 24% to $0.26
•	Consolidated gross margin increased 300 bps to 59%
•	Gaming operations gross margin increased 400 bps to 62%
•	GAAP income from continuing operations per share decreased 6% to $0.30

(LAS VEGAS – July 26, 2011) – International Game Technology (NYSE: IGT) today reported operating results for the fiscal third quarter ended June 30, 2011. GAAP income from continuing operations for the quarter was $92 million, or $0.30 per share, compared to $96 million, or $0.32 per share, in the same quarter last year. This quarter’s results include a $0.04 per share benefit from certain discrete tax items. The prior year’s quarter benefited from certain discrete tax items of $0.12 per share, offset by debt refinancing costs of $0.01 per share. Adjusted income from continuing operations for the quarter improved to $78 million, or $0.26 per share, compared to $64 million, or $0.21 per share, in the same quarter last year.

For the nine months ended June 30, 2011, GAAP income from continuing operations grew to $232 million, or $0.77 per share, compared to $197 million, or $0.66 per share, for the same period last year. The current nine-month period was impacted favorably by $0.08 per share from certain discrete tax benefits and a gain on the sale of IGT’s equity investment in China LotSynergy Holdings Ltd. Adjusted income from continuing operations for the first nine months improved to $207 million, or $0.69 per share, for fiscal 2011 compared to $197 million or $0.66 per share for fiscal 2010. Adjusted income from continuing operations is a non-GAAP measure and a supplemental GAAP to non-GAAP reconciliation is provided at the end of this release.

“Our third quarter results further demonstrate the positive momentum generated by our new games, platforms and internal process improvements,” said Patti Hart, CEO of IGT. “We are expanding our business in new and existing markets around the world in a capital-efficient manner driven by our customer-first philosophy. The investments we are making today are expected to position the company to deliver continued revenue and earnings growth.”

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News Release
International Game Technology Reports 2011 Third Quarter Results Page 2 of 13

Consolidated Operations
Total revenues for the third quarter increased 3% to $489 million, of which 55% was generated from gaming operations and 45% from product sales, compared to $475 million for the same quarter last year.

Consolidated gross profit for the quarter increased 8% to $289 million compared to $268 million in the prior year’s third quarter, due to improved product sales volume.

Operating income for the third quarter was $141 million, an increase of 17%, compared to $120 million in last year’s third quarter, due to higher revenues, lower cost of sales and flat operating expenses.

For the nine months ended June 30, 2011, total revenues decreased 2% to $1.42 billion, gross profit improved 2% to $841 million and operating income increased 19% to $389 million.

Gaming Operations
Third quarter revenues from gaming operations totaled $267 million compared to $269 million for the same quarter last year. Average revenue per unit per day in the third quarter was $55.55, up $1.47 over the prior year’s quarter on performance improvements in our MegaJackpots® brands globally, and down $0.83 from the immediately preceding quarter due to a higher mix of lower-yielding international units.

Gaming operations gross profit improved to $165 million and gross margin to 62% in the third quarter compared to $156 million and 58%, respectively, in the prior year’s quarter. Margins for this year’s quarter were impacted positively by improved game performance and lower jackpot expenses.

At June 30, 2011, IGT’s gaming operations installed base totaled 53,300 units, an increase of 800 units from the immediately preceding quarter primarily due to additions in international lease operations.

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International Game Technology Reports 2011 Third Quarter Results Page 3 of 13

Product Sales
Third quarter product sales revenues were $222 million, up 8% from $206 million a year ago. Globally, the company recognized 8,900 units in the quarter, up 7% from last year’s third quarter, primarily due to increases in domestic replacement and Latin America sales and down 2% sequentially, primarily due to fewer new openings domestically. The company recognized 9% and 5% more units in North America and International, respectively, year over year for the third quarter. Domestic average selling prices increased 2% compared to last year’s third quarter due to a higher percentage of new cabinets, specifically, the Universal Slant and G23 MLD products.  International average selling prices increased 16% compared to last year’s third quarter primarily due to favorable geographical and product mix, particularly in Europe and Australia, and favorable foreign exchange rates.

Product sales gross profit in the third quarter increased 10% to $124 million and gross margin improved 100 bps to 56% compared to last year’s third quarter. The increase in gross margin was driven by increased higher-margin international machine sales.

Operating Expenses and Other Income/Expense
Third quarter operating expenses of $148 million were essentially flat compared to the prior year third quarter. SG&A totaled 17% of revenues, and was also flat compared to last year’s third quarter, as lower bad debt provisions offset higher variable compensation expenses.

Other expense, net, in the third quarter decreased to $19 million compared to $24 million in the prior year’s quarter, primarily due to lower interest expense on reduced borrowings.

Cash Flows, Balance Sheet and Capital Deployment
For the first nine months of fiscal 2011, IGT generated $449 million in cash from operations compared to $424 million in the prior year period.

Working capital increased to $781 million at June 30, 2011 compared to $620 million at September 30, 2010. Cash equivalents and short-term investments (inclusive of restricted amounts) totaled $401 million and contractual debt obligations totaled $1.65 billion at June 30, 2011.  As of June 30, 2011, there were no outstanding borrowings under the company’s domestic credit facility.

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International Game Technology Reports 2011 Third Quarter Results Page 4 of 13

As previously announced on June 8, 2011, the Company’s Board of Directors authorized a share repurchase program of up to $500 million of the Company’s outstanding common stock. During the quarter, the Company repurchased 1.5 million shares of common stock at an average price of $16.25 per share for a total cost of $25 million.

References to per share amounts in this release are based on diluted shares of our common stock, unless otherwise specified.

Other
During the quarter, the company closed on the previously announced tender offer to acquire Entraction Holding AB. This transaction is consistent with IGT’s focus of growing online gaming within the growing interactive gaming space in legalized jurisdictions. The acquisition is expected to significantly enhance IGT’s online gaming portfolio by adding poker, sports betting and bingo offerings. The transaction was funded from available cash on IGT’s balance sheet.

Also during the quarter, IGT entered into a definitive agreement to sell the Barcrest Group to Scientific Games (NASDAQ: SGMS). This transaction is expected to close during our fiscal 2011 fourth quarter, subject to U.K. competition approvals and certain other customary closing conditions. The Barcrest results of operations were classified in discontinued operations for all periods presented, and the balance sheet for June 30, 2011 reflects Barcrest assets and liabilities in discontinued operations at fair value.

Outlook
Based on current expectations and the operating results for the first nine months of fiscal 2011, the company is raising its fiscal year 2011 guidance for adjusted earnings from continuing operations to a range of $0.89 to $0.93 per share. This range excludes the favorable impact of $0.08 per share from certain items detailed in the supplemental reconciliation at the end of this release.

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International Game Technology Reports 2011 Third Quarter Results Page 5 of 13

Earnings Conference Call
As previously announced on July 7, 2011, IGT will host a conference call regarding its Third Quarter Fiscal Year 2011 earnings release on Tuesday, July 26, 2011, at 2:00 p.m. PDT. The access numbers are as follows:
Domestic callers dial 800-369-3368, passcode IGT International callers dial 517-308-9092, passcode IGT

The conference call also will be broadcast live over the Internet. A link to the webcast is available at the IGT website: http://www.IGT.com/InvestorRelations. If interested parties are unable to participate during the live webcast, the call will be archived until Wednesday, August 3, 2011 also at http://www.IGT.com/InvestorRelations.

Interested parties who cannot participate at the time of the call may listen to a taped replay of the entire conference call commencing at approximately 4:00 p.m. PDT on Tuesday, July 26, 2011. This replay will run through Wednesday, August 3, 2011.  The access numbers are as follows:
Domestic callers dial 888-360-7719 International callers dial 203-369-0171

Q3 FY 2011 Excel file

Q3 FY 2011 PDF of this press release

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International Game Technology Reports 2011 Third Quarter Results Page 6 of 13

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that involve risks and uncertainties.  These statements include our expected future financial and operational performance (including our guidance for fiscal year 2011), the expected benefits of the acquisition of Entraction Holding AB, the closing of the Barcrest divestiture (including the expected timing), and our strategic and operational plans.  Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance.  The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, general economic conditions and changes in economic conditions affecting the casino industry; difficulties or delays in obtaining or maintaining necessary licenses or approvals; the failure or delay in satisfaction of the closing conditions for the Barcrest divestiture; slow growth in the number of new gaming jurisdictions or new casinos or the rate of replacement of existing gaming machines; changes in operator or player preferences for our games; competition in the gaming industry from a growing number of companies; changes in laws or regulations affecting our business; our ability to develop and introduce new products and their acceptance by our customers; our ability to protect our intellectual property; changes in interest rates affecting our jackpot liability expense; risks related to our international operations and the additional risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for fiscal 2010 filed with the SEC on December 1, 2010, and our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2011 filed with the SEC on May 11, 2011, and available on the SEC website at www.sec.gov and on the investor relations section of our website at www.IGT.com.  Additional information will also be set forth in our Quarterly Report on Form 10-Q for our fiscal quarter ended June 30, 2011, which we expect to file with the SEC in the third quarter of calendar 2011.  All information provided in this release is as of July 26, 2011, and IGT undertakes no duty to update this information.

About IGT
International Game Technology (NYSE: IGT) is a global leader in the design, development and manufacture of gaming machines and systems products, as well as online and mobile gaming solutions for regulated markets. More information about IGT is available at www.IGT.com or follow IGT on Twitter at @IGTNews or Facebook at www.facebook.com/IGT.

Contact:
Matt Moyer
Vice President, Investor Relations of IGT
+1 866-296-4232

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International Game Technology Reports 2011 Third Quarter Results Page 7 of 13

Unaudited Condensed Consolidated Statements of Income

	Quarters Ended		Nine Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
(In millions, except per share amounts)
Revenues
Gaming operations	$267.4	$268.9	$790.1	$813.3
Product sales	221.6	206.0	627.1	629.7
Total revenues	489.0	474.9	1,417.2	1,443.0
Costs and operating expenses
Cost of gaming operations	102.8	113.4	299.2	321.2
Cost of product sales	97.6	93.5	277.4	301.6
Selling, general and administrative	82.5	81.5	253.8	245.4
Research and development	48.5	48.4	146.1	139.4
Depreciation and amortization	16.8	18.0	51.6	55.8
Impairment	-	-	-	53.1
Total costs and operating expenses	348.2	354.8	1,028.1	1,116.5
Operating income	140.8	120.1	389.1	326.5
Other income (expense)
Interest income	13.3	15.1	40.0	46.5
Interest expense	(30.5)	(42.7)	(101.5)	(124.9)
Other	(1.9)	3.7	1.4	3.3
Total other income (expense)	(19.1)	(23.9)	(60.1)	(75.1)
Income from continuing operations before tax	121.7	96.2	329.0	251.4
Income tax provision (benefit)	29.9	(0.1)	96.7	54.9
Income from continuing operations	91.8	96.3	232.3	196.5
Loss from discontinued operations, net of tax	(4.9)	(4.2)	(2.1)	(30.4)
Net income	$86.9	$92.1	$230.2	$166.1
Basic earnings (loss) per share
Continuing operations	$0.31	$0.32	$0.78	$0.66
Discontinued operations	(0.02)	(0.01)	(0.01)	(0.10)
Net income	$0.29	$0.31	$0.77	$0.56
Diluted earnings (loss) per share
Continuing operations	$0.30	$0.32	$0.77	$0.66
Discontinued operations	(0.01)	(0.01)	-	(0.11)
Net income	$0.29	$0.31	$0.77	$0.55
Weighted average shares outstanding
Basic	299.2	297.0	298.4	296.0
Diluted	300.7	298.9	299.9	298.1

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International Game Technology Reports 2011 Third Quarter Results Page 8 of 13

Unaudited Condensed Consolidated Balance Sheets
	June 30,	September 30,
	2011	2010
(In millions)
Assets
Current assets
Cash and equivalents	$316.3	$158.4
Restricted cash and investments	85.1	90.5
Jackpot annuity investments	63.7	65.1
Receivables, net	460.6	474.4
Inventories	91.3	97.6
Assets of discontinued operations	58.4	0.3
Other assets and deferred costs	233.7	316.1
Total current assets	1,309.1	1,202.4
Property, plant and equipment, net	584.3	586.7
Jackpot annuity investments	336.6	360.8
Contracts and notes receivable, net	123.8	171.9
Goodwill and other intangibles, net	1,428.1	1,353.7
Other assets and deferred costs	294.5	331.5
Total Assets	$4,076.4	$4,007.0
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$106.0	$84.6
Jackpot liabilities, current portion	138.5	179.1
Dividends payable	18.0	17.9
Liabilities of discontinued operations	19.3	5.5
Other accrued liabilities	245.9	295.2
Total current liabilities	527.7	582.3
Long-term debt	1,571.3	1,674.3
Jackpot liabilities	368.4	391.8
Other liabilities	155.6	124.3
Total Liabilities	2,623.0	2,772.7
Total Equity	1,453.4	1,234.3
Total Liabilities and Stockholders' Equity	$4,076.4	$4,007.0

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International Game Technology Reports 2011 Third Quarter Results Page 9 of 13

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	June 30,
	2011	2010
(In millions)
Operating
Net income	$230.2	$166.1
Depreciation and amortization	165.8	179.4
Loss on other assets and impairment	8.4	59.8
Other non-cash items	57.8	85.9
Changes in operating assets and liabilities:
Receivables	15.1	35.6
Inventories	(2.3)	35.3
Other assets and deferred costs	26.3	49.5
Income taxes	70.3	(62.5)
Accounts payable and accrued liabilities	(41.9)	(90.4)
Jackpot liabilities	(81.0)	(34.9)
Net operating cash flows	448.7	423.8
Investing
Capital expenditures	(155.1)	(178.2)
Jackpot annuity investments, net	42.8	44.9
Changes in restricted cash	22.9	(7.9)
Loans receivable, net	23.9	(7.3)
Business/VIE acquisition/deconsolidation	(105.9)	(1.4)
Other	31.2	23.9
Net investing cash flows	(140.2)	(126.0)
Financing
Debt related proceeds (payments), net	(104.4)	(243.2)
Employee stock plans	33.4	23.5
Share repurchases	(25.0)	-
Dividends paid	(53.8)	(53.5)
Net financing cash flows	(149.8)	(273.2)
Foreign exchange rates effect on cash	(0.8)	(6.4)
Net change in cash and equivalents	157.9	18.2
Beginning cash and equivalents	158.4	146.7
Ending cash and equivalents	$316.3	$164.9

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International Game Technology Reports 2011 Third Quarter Results Page 10 of 13

Unaudited Supplemental Data
Revenue Metrics	Quarters Ended		Nine Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
In millions, unless otherwise noted
Gaming Operations
Revenues	$267.4	$268.9	$790.1	$813.3
North America	228.1	230.5	679.0	704.8
International	39.3	38.4	111.1	108.5
Gross margin	62%	58%	62%	61%
North America	61%	55%	61%	58%
International	65%	74%	69%	74%
Installed base ('000)	53.3	54.6	53.3	54.6
North America	40.7	42.7	40.7	42.7
International	12.6	11.9	12.6	11.9
Average revenue per unit per day (0.00)	$55.55	$54.08	$54.51	$52.91
Product Sales
Revenues	$221.6	$206.0	$627.1	$629.7
North America	135.9	124.5	404.7	383.5
International	85.7	81.5	222.4	246.2
Machines	$136.7	$117.9	$386.4	$395.2
North America	70.4	63.5	223.8	221.3
International	66.3	54.4	162.6	173.9
Non-machine	$84.9	$88.1	$240.7	$234.5
North America	65.5	61.0	180.9	162.2
International	19.4	27.1	59.8	72.3
Gross margin	56%	55%	56%	52%
North America	55%	56%	56%	53%
International	57%	53%	56%	51%
Units recognized ('000)	8.9	8.3	26.2	26.5
North America	4.9	4.5	15.7	15.2
International	4.0	3.8	10.5	11.3
Units shipped ('000) [includes units where revenues deferred]	8.3	7.4	24.8	24.0
North America	4.5	4.1	14.4	14.3
New	0.6	0.9	3.5	4.0
Replacement	3.9	3.2	10.9	10.3
International	3.8	3.3	10.4	9.7
New	1.4	1.6	4.5	4.8
Replacement	2.4	1.7	5.9	4.9

Average revenue per unit ('000)	$24.9	$24.8	$23.9	$23.8
North America	27.7	27.7	25.8	25.2
International	21.4	21.4	21.2	21.8
Average machine sales price ('000)	$15.4	$14.2	$14.7	$14.9
North America	14.4	14.1	14.3	14.6
International	16.6	14.3	15.5	15.4

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International Game Technology Reports 2011 Third Quarter Results Page 11 of 13

Unaudited Supplemental Data (continued)
Reconciliation of GAAP to Non-GAAP Measures
Adjusted Income from Continuing Operations
Adjusted EPS from Continuing Operations

	Quarters Ended		Nine Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
(In millions, except EPS)
GAAP income from continuing operations	$91.8	$96.3	$232.3	$196.5

Restructuring charges	-	2.7	-	3.6
Debt refinancing charges	1.5	4.0	1.5	4.0
Alabama impairment	-	-	-	53.1
Investment gain (no tax benefit)	-	-	(4.3)	(0.3)
Total adjustments before tax	1.5	6.7	(2.8)	60.4
Tax effect at 35.5% and 37.8%	(0.5)	(2.5)	(0.5)	(23.0)

Certain discrete tax items (benefits)	(15.1)	(36.7)	(22.1)	(36.7)
Total adjustments after tax	(14.1)	(32.5)	(25.4)	0.7
Adjusted income from continuing operations	$77.7	$63.8	$206.9	$197.2

GAAP EPS from continuing operations	$0.30	$0.32	$0.77	$0.66

Restructuring charges	-	-	-	-
Debt refinancing charges	-	0.01	-	0.01
Alabama impairment	-	-	-	0.11
Investment gain	-	-	(0.01)	-
Certain discrete tax items (benefits)	(0.04)	(0.12)	(0.07)	(0.12)
Total adjustments	(0.04)	(0.11)	(0.08)	-
Adjusted EPS from continuing operations	$0.26	$0.21	$0.69	$0.66

Adjusted income from continuing operations and adjusted EPS from continuing operations are both supplemental non-GAAP financial measures commonly used by management and industry analysts to evaluate our financial performance.  Adjusted income from continuing operations should not be construed as an alternative to income from continuing operations, and adjusted EPS from continuing operations should not be construed as an alternative to EPS from continuing operations, as indicators of our operating performance determined in accordance with generally accepted accounting principles.  All companies do not calculate adjusted income from continuing operations or adjusted EPS from continuing operations in the same manner, and IGT's presentation may not be comparable to that of other companies.

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International Game Technology Reports 2011 Third Quarter Results Page 12 of 13

Unaudited Supplemental Data (continued)
Reconciliation of GAAP to Non-GAAP Measures
Adjusted EBITDA
	Quarters Ended		Nine Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
(In millions)
GAAP Income from continuing operations	$91.8	$96.3	$232.3	$196.5
Other (income) expense, net	19.1	23.9	60.1	75.1
Income tax provision (benefit)	29.9	(0.1)	96.7	54.9
Depreciation and amortization	55.3	55.9	161.5	172.6
Other charges:
Share-based compensation (excluding restructuring adjustment)	9.2	9.9	31.5	30.1
Restructuring	-	2.7	-	3.6
Alabama impairment	-	-	-	53.1
Adjusted EBITDA	$205.3	$188.6	$582.1	$585.9

Adjusted EBITDA (income/loss from continuing operations before interest and other non-operating income/expense-net, income tax provision, depreciation and amortization, and other charges noted in the reconciliation) is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate our financial performance.  Adjusted EBITDA provides useful information to investors regarding our ability to service debt and is a commonly used financial analysis tool for measuring and comparing gaming companies in several areas of liquidity, operating performance, valuation and leverage.  Adjusted EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with GAAP (generally accepted accounting principles).  All companies do not calculate Adjusted EBITDA in the same manner and IGT's presentation may not be comparable to those presented by other companies.

Reconciliation of GAAP to Non-GAAP Measures
Free Cash Flow	Nine Months Ended
	June 30,
	2011	2010
(In millions)
GAAP net operating cash flows	$448.7	$423.8
Investment in property, plant and equipment	(10.8)	(15.9)
Investment in gaming operations equipment	(143.2)	(159.9)
Investment in intellectual property	(1.1)	(2.4)
Free Cash Flow (before dividends)	293.6	245.6
Dividends paid	(53.8)	(53.5)
Free Cash Flow (after dividends)	$239.8	$192.1

Free cash flow is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate the discretionary amount of our operating cash flows. Net operating cash flows are reduced by capital expenditures and/or dividends paid. Free cash flow should not be construed as an alternative to net operating cash flows or other cash flow measurements determined in accordance with GAAP (generally accepted accounting principles). All companies do not calculate free cash flow in the same manner and IGT's presentation may not be comparable to those presented by other companies.

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International Game Technology Reports 2011 Third Quarter Results Page 13 of 13

Unaudited Supplemental Data (continued)
Reconciliation of GAAP to Non-GAAP Measures
Guidance for Earnings from Continuing Operations for Fiscal 2011

	Range Estimate
	For Fiscal Year 2011
(In millions, except EPS)
	Low	High
Guidance for GAAP EPS from continuing operations	$0.97	$1.01
Investment gain	(0.01)	(0.01)
Certain discrete tax items (benefits)	(0.07)	(0.07)
Guidance for Adjusted EPS from continuing operations	$0.89	$0.93

Adjusted EPS from continuing operations for the fiscal year is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate our financial performance. Adjusted EPS from continuing operations should not be construed as an alternative to EPS from continuing operations, as an indicator of our operating performance determined in accordance with generally accepted accounting principles. All companies do not calculate adjusted EPS from continuing operations in the same manner, and IGT's presentation may not be comparable to that of other companies. This guidance is as of July 26, 2011, and IGT takes no duty to update this guidance.

© IGT. All rights reserved.